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                       September 29, 2023

       Korm Trieu
       Chief Financial Officer & Corporate Secretary
       ALMADEN MINERALS LTD
       1333 Johnston Street, #210
       Vancouver, British Columbia Canada V6H 3R9

                                                        Re: ALMADEN MINERALS
LTD
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 001-32702

       Dear Korm Trieu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation